                                                                    EXHIBIT 12

                     THE LIMITED, INC. AND SUBSIDIARIES
                     RATIO OF EARNINGS TO FIXED CHARGES
                               (in thousands)

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

                                                                              Year Ended
                                      --------------------------------------------------------------------------------------------
                                      January 29, 1994   January 30, 1993   February 1, 1992   February 2, 1991   February 3, 1990
                                      ----------------   ----------------   ----------------   ----------------   ----------------
Adjusted Earnings
- - -----------------
Pretax earnings                           $644,999           $745,497          $660,302            $653,438          $573,926

Portion of minimum rent ($572,278          190,759            170,181           139,675             111,102            91,705
in 1993, $510,544 in 1992, $419,025
     in 1991, $333,306 in 1990 and
     $275,116 in 1989) representative
     of interest

Interest on indebtedness                    63,865             62,398            63,927              56,609            58,059

Amortization of debt                             -                  -                 -                   -             2,523
 expense                              ----------------   ----------------   ----------------   ----------------   ----------------

Total Earnings as Adjusted                $899,623           $978,076          $863,904            $821,149          $726,213
                                      ================   ================   ================   ================   ================

Fixed Charges
- - -------------
Portion of minimum rent
     representative of
     interest                             $190,759           $170,181          $139,675            $111,102          $91,705

Interest on indebtedness                    63,865             62,398            63,927              56,609           58,059

Amortization of debt expense                     -                  -                 -                   -            2,523
                                      ----------------   ----------------   ----------------   ----------------   ----------------

Total Fixed Charges                       $254,624           $232,579          $203,602            $167,711         $152,287
                                      ================   ================   ================   ================   ================

Ratio of Earnings to Fixed Charges           3.53x              4.21x             4.24x               4.90x            4.77x
                                      ================   ================   ================   ================   ================
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